EXHIBIT 10.1

CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into by and between Countrywide Financial Corporation, a Delaware corporation (the “Company”), and Thomas Keith McLaughlin (the “Consultant”) as of April 1, 2005 (the “Commencement Date”).

     WHEREAS, the Consultant possesses an intimate knowledge of the business and affairs of the Company and its procedures, methods and personnel, particularly in the areas of Finance, Accounting and Valuation Methodology; and

     WHEREAS, the Company desires to secure the continued services of the Consultant as a consultant to the Company and the Consultant is willing to render such services on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Consulting Term and Duties.

     (a) Commencement of Consulting Term. Subject to the terms and provisions of this Agreement, from the Commencement Date to and including April 1, 2007 (the “Expiration Date”), unless terminated sooner as hereinafter provided (the “Consulting Term”), the Company agrees to retain the Consultant, and the Consultant agrees to serve the Company, as an independent consultant.

     (b) Duties. During the Consulting Term, the Consultant shall render such advisory and consulting services to the Company and its affiliated companies (collectively, “Countrywide”) as reasonably requested by the Company from time to time; provided, however, that the Consultant will not be required to devote more than three hundred eighty four (384) cumulative hours during any twelve (12) month period of the Consulting Term to the performance of such services. The Company shall provide the Consultant reasonable notice of any consulting obligations and the Consultant shall have the right to reschedule commitments to the Company to accommodate his personal schedule, provided that the Consultant gives the Company reasonable notice of such intention to reschedule.

     (c) Provision of Services to Others. During the Consulting Term, the Consultant agrees that he shall not provide services, whether as a consultant, employee or otherwise, to any third party that operates or engages in the same, or a substantially similar, line or lines of business as any of the businesses conducted by Countrywide (the “Protected Business”). Notwithstanding anything to the contrary contained in this Agreement, Consultant shall not be prohibited from providing services to any business or entity that owns or operates, or controls another business or entity that owns or operates a business similar to the Protected Business so long as the business similar to the Protected Business constitutes less than 10% of the gross revenues of such entity together with its subsidiaries and affiliates and Consultant is not directly involved with the business similar to the Protected Business In the event the Consultant decides to provide to a third party services that are prohibited by this Section 1(c), the Consultant shall give the Company thirty (30) days prior written notice. Unless the Company consents in writing to the provision of such prohibited services to the third party, the Consulting Term shall be deemed automatically terminated on the earlier of the expiration of the thirty (30) day period, or the date on which the Consultant begins providing the prohibited services to the third party.

     (d) Services as Director. During the Consulting Term, the Consultant shall serve, at the Company Chairman’s request and without additional compensation, as a director of any subsidiary or affiliate of the Company as may be designated in writing from time to time by the Company’s Chairman or President. However, in his capacity as a director of any subsidiary or affiliate of the Company, Consultant shall have the same rights of indemnification under terms not less favorable than the terms of the most favorable indemnification agreement that may exist covering any director of the Company or any subsidiary or affiliate of the Company and shall be covered under the terms of any errors and omissions or other liability insurance covering officers and directors of the Company or any subsidiary or affiliate of the Company. Subject to approval of the Compensation Committee of the Board of Directors, in his capacity as a Director of a Company affiliate or subsidiary, Consultant will be granted stock options on April 1, 2005, in accordance with the annual grant issued to eligible employees. The amount of this grant will be $100,000 in option value; these options will be valued on the same basis in which they are issued to employees on April 1, 2005.

2. Compensation and Benefits.

     (a) In consideration of the performance by the Consultant of the Consultant’s obligations during the Consulting Term (including any services for the Company, its affiliates or otherwise), the Company shall, during the Consulting Term, pay the Consultant consulting fees at an annual rate of $150,000 (the “Consulting Fees”) payable in equal monthly installments of $12,500. The $12,500 payment for the final month of the Consulting Term shall be deemed sufficient compensation for any duties performed on April 1, 2007.

     (b) During the Consulting Term, the Company shall provide the Consultant and his family members with medical, dental and vision benefits (“Medical Benefits”) on the same terms and conditions as Countrywide makes such benefits available to its employees. The Consultant acknowledges and hereby agrees that the Consulting Fees and Medical Benefits shall be provided to him in his capacity as an independent contractor and/or as a non-employee director, as applicable, and that he shall be solely responsible for taxes imposed on him by applicable law by reason of such payments and benefits.

     (c) During the Consulting Term, any vested and unvested stock options previously granted to the Consultant by the Company (the “Options”) shall continue to vest and be exercisable in accordance with their terms and the terms of the applicable stock option plan of the Company pursuant to which such Options were granted.

     (d) Except as specified herein, it is understood and agreed that the Consultant will not qualify for participation in any other Countrywide benefit plan or program nor be entitled to any other form of remuneration, including salary and bonus payments for 2005.

     (e) The parties hereby acknowledge and agree that the Consulting Fees, the continued entitlement to receive the Medical Benefits, and to continue the vesting of his currently held unvested Options for the term of the CA are material inducements for Consultant to enter into this Agreement and the failure to provide such any of the Consulting Fees, Medical Benefits or continued vesting of the Options will constitute a material breach of this Agreement by the Company provided, however, that McLaughlin shall first give CFC fifteen (15) days written notice of any alleged material breach (which notice shall detail the specifics of the claimed breach) and CFC shall have fifteen (15) days to cure said material breach.

3. Equipment and Expenses.

     (a) During the Consulting Term, Countrywide shall pay for and/or provide the Consultant with (i) such computer hardware and software, (ii) such access to the Countrywide network, and (iii) such subscriptions and research tools as may be necessary to the Consultant in the performance of his duties under Section 1(b) hereof (the “Consulting Equipment”).

     (b) Upon presentation of documentation reasonably acceptable to the Company, the Company shall reimburse the Consultant for all reasonable expenses incurred by the Consultant in connection with the performance of his duties, services and responsibilities hereunder in accordance with the Company’s expense reimbursement policy in effect from time to time.

4. Termination of Consulting Term. The Consulting Term shall only be terminated as follows:

     (a) Immediately upon the Consultant’s death or his inability to substantially perform the essential duties of his position by reason of a physical or mental impairment. The Consultant and Company agree that any inability to perform such duties for four (4) consecutive calendar months would present an undue hardship to the Company;

     (b) Upon the written notice of the Company “For Cause” (as hereinafter defined). For purposes hereof, the term “For Cause” shall mean (a) a determination by the Chairman or the President of the Company that the Consultant has materially breached any of the provisions of this Agreement including, without limitation, the Consultant’s failure or refusal to substantially perform his duties as set forth in Section 1(b) hereof, or the Consultant’s material breach of any of the covenants set forth in

Section 6 hereof, which failure, refusal or breach, as applicable, is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach; or (b) the Consultant’s conviction by a court of competent jurisdiction of a felony or a misdemeanor involving a breach of trust;

     (c) As provided in Section 1(c) hereof;

     (d) By the Consultant at any time on thirty (30) days prior written notice to the Company;

     (d) Automatically on the Expiration Date; or

     (e) At any time on the mutual written agreement of the Company and the Consultant.

5. Effect of Termination of Consulting Term.

     (a) In the event of the expiration or termination of the Consulting Term:

(i) the Company shall pay the Consultant any accrued and unpaid portion of the Consulting Fees, and any reimbursable expenses incurred and payable to the Consultant pursuant to the terms of Section 3(b) hereof;

(ii) the Medical Benefits shall terminate as of the last day of the month in which the Consulting Term expires or terminates. However, Consultant may elect to continue health benefit coverage under the Company’s group health plan (medical, dental and vision coverages) for Consultant, Consultant’s spouse and/or eligible dependents to the extent available under the terms of the plan pursuant to the healthcare coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at the same coverage level provided immediately prior to the expiration or termination of the Consulting Term (subject to any changes in employee coverage under the plan that may be made from time to time with respect to the coverage generally applicable to the Company’s employees). Consultant will pay the cost of such COBRA coverage;

(iii) no further vesting of any Options shall occur from and after the date the expiration or termination date, and, in accordance with the terms of the stock option plans pursuant to which the Consultant’s Options were granted, the Consultant shall have three months from the expiration or termination date to exercise any Options that are exercisable as of that date; and

(iv) the Consultant shall immediately tender his resignation as a director of each Countrywide affiliate for which the Consultant serves as a director. In the event the Consultant fails or refuses to tender such resignation under this Section 5(b)(iv) hereof, the shareholder(s) of the applicable Countrywide subsidiary or affiliate shall be entitled to remove immediately the Consultant from its board of directors and the Consultant hereby agrees not to contest such removal in any manner.

     (b) Upon the termination of the Consulting Term for any reason, the Consultant shall cooperate with Countrywide in terminating access to, or returning to Countrywide, as applicable, at Countrywide’s expense, any and all Consulting Equipment.

6. Consultant Covenants.

     (a) Ownership of Inventions. The Intellectual Property Rights (as hereinafter defined) in all materials created or otherwise generated by the Consultant in the course of providing services to Countrywide during the Consulting Term shall remain Countrywide’s property. Any and all reports, documents or publications produced by the Consultant (in whatever form, whether or not fixed in a tangible medium of expression) may be reproduced or distributed by Countrywide, in whole or in part, without the Consultant’s prior written consent. For purposes hereof, the term “Intellectual Property Rights"” shall mean all patents, trademarks, design rights (whether registerable or otherwise), applications for any of these, copyrights, database rights, trade or business names and other similar rights or obligation whether registerable or not in any country. The Consultant agrees that to the maximum extent allowed by law, all such work shall be deemed to be “works made for hire” under all relevant copyright laws and Countrywide shall be deemed to be the author thereof. The Consultant hereby assigns to Countrywide all right, title and interest the Consultant may have in and to such work whether now in existence or hereinafter created. The provision of this Agreement requiring assignment of Intellectual Property Rights to the Company do not apply to any invention or other Intellectual Property Right which qualifies fully under the provisions of California Labor Code Section 2870. The provisions of this Section 6(a) shall survive the expiration, suspension or termination, for any reason, of the Consulting Term or this Agreement.

     (b) Unauthorized Disclosure. The Consultant agrees that he will not use, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary information concerning the operation or business of Countrywide which he may have learned as a result of his consulting services and/or directorship(s) during the Consulting Term or prior thereto as an employee, officer or director of Countrywide, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of the Countrywide’s best interests, (ii) required by applicable law, (iii) readily and lawfully obtainable from other sources, or (iv) authorized by the Company in writing; provided, however, that nothing in this Section 6(b) shall preclude the Consultant from using in any business, profession or calling the knowledge, skill and experience he has acquired during his employment with

Countrywide or during the Consulting Term. For purposes of this Agreement, the terms of this Agreement shall be treated by the Consultant as confidential information. For purposes of this Agreement, the term “trade secret or other proprietary information” shall include, but is not limited to, processes, plans, devices, products, computer programs and other tangible and intangible property relating to the business of Countrywide, all information contained in documents designated as “Confidential” by Countrywide, Countrywide’s customer lists, marketing strategies and other trade secrets, all other documents and information related to Countrywide’s financial condition, organization, or business operation. The provisions of this Section 6(b) shall survive the expiration, suspension or termination, for any reason, of the Consulting Term or this Agreement.

     (c) Non-Solicitation. During the Consulting Term, and for a period of twelve (12) months thereafter, the Consultant shall not, directly or indirectly, interfere with Countrywide’s relationship with, or entice or endeavor to entice away from Countrywide, any person who at any time within the preceding 3 months was an employee of Countrywide. The provisions of this Section 6(c) shall survive following the expiration, suspension or termination, for any reason, of this Agreement or the Consulting Term.

     (d) Remedies. The Consultant agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to Countrywide for which Countrywide would have no adequate remedy at law; the Consultant therefore also agrees that in the event of said breach or any threat of breach, Countrywide shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Consultant and/or any and all persons and/or entities acting for and/or with the Consultant, without having to prove damages, in addition to any other remedies to which Countrywide may be entitled at law or in equity, subject to the proviso set forth in the next sentence. The terms of this Section 6(d) shall not prevent Countrywide from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Consultant; provided, however, that any such damages shall be limited to the amount of the Consulting Fees paid to the Consultant hereunder and to any amounts that the Consultant may receive, directly or indirectly, net of applicable taxes, from any breach or threatened breach hereof. The Consultant and Countrywide further agree that the provisions of the covenants are reasonable and reasonably calculated to protect from disclosure the trade secrets and proprietary information of Countrywide. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable or unenforceable, either in period of time, scope, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable. The provisions of this Section 6(d) shall survive any expiration, suspension or termination, for any reason, of this Agreement or the Consulting Term, and the existence of any claim or cause of action by the Consultant against Countrywide, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Countrywide of the covenants and agreements of this Section 6(d).

7. Indemnification.

     The Company shall indemnify the Consultant from and against any judgments, expenses (including reasonable attorney’s fees), fines and amounts paid in settlement arising out of any action, proceeding or investigation, whether civil, criminal or administrative, other than a judicial action or proceeding brought by or in the right of the Company, by reason of the fact that he is or was serving as a consultant, officer, employee or director of or to the Company so long as the Consultant acted in the course and scope of his duties as set forth herein, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any such action, the Consultant shall be represented by counsel for the Company unless it is reasonably determined that such representation would create a real or potential conflict of interest, in which event the Company shall pay for the Consultant’s counsel so long as such counsel is reasonably acceptable to the Company.

8. Miscellaneous.

     (a) Succession. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, but without the prior written consent of Consultant, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of the Company or similar transaction. The obligations and duties of the Consultant herein shall be personal and not assignable.

     (b) Notices. Any notices provided for in this Agreement shall be sent to the Company at 4500 Park Granada, Calabasas, CA 91302 Attention: Chief Legal Officer, with a copy to the President of the Company at the same address, or to such other address as the Company may from time to time in writing designate, and to the Consultant at his home address as reflected in the Company’’s records or at such other address as he may from time to time in writing designate. All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

     (c) Entire Agreement. This Agreement, the release agreement, the Indemnification Agreement and the Arbitration Agreement are the only, entire and complete agreements of the parties relating in any way to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof, and replace and supersede any other prior agreements between the parties relating to said subject matter No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

     (d) Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     (e) Attorneys’ Fees in Action on Contract. If any dispute or proceeding shall occur between the Consultant and the Company, which arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the trier of fact hearing the matter shall, in his sole discretion, determine the prevailing party in such proceeding and, in addition to any other judgment or award, may, in his sole discretion, award such prevailing party such sums as he shall find to be reasonable as and for the prevailing party’s attorneys’ fees and disbursements, including expert witness fees.

     (f) Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     (g) Arbitration. The parties acknowledge that they have previously entered into a Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”). The parties hereby incorporate herein by reference the terms of the Arbitration Agreement. Any dispute arising out of or as a result of this Agreement and/or any other matters covered by the Arbitration Agreement shall be subject to binding arbitration pursuant to the terms of the Arbitration Agreement.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     (i) Advice of Counsel. Consultant acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has obtained such advice of independent legal counsel.

     (j) Certain Tax Matters. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Consultant that would be deemed to constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) are intended to comply with Section 409A and, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and Consultant agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A would not apply or (ii) compliance with Section 409A would be achieved. To the extent Consultant is considered a “key employee” as that term is defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) who pursuant to Section 409A(a)(2)(B)(i) of the Code is subject to restrictions on the distribution of nonqualified deferred compensation before the date that is six months after the date of separation from service (or, if earlier the date of Consultant’s death) the parties shall negotiate to amend the Agreement on or before December 31, 2005 to provide either: (i) the amount of Consulting fees shall be paid in a lump sum not later than 2-1/2 months after the end of the taxable year of the Executive or the Company (whichever ends later) in which the right to such payments become legally enforceable obligations, or (ii) any consulting fees otherwise payable prior to such date shall not be paid until the date that is six months after the date of separation from service, at which time the aggregate amount of the delayed installments shall be paid in a lump sum.

          IN WITNESS WHEREOF, the parties have agreed that this Agreement shall be deemed executed by the Consultant and the Company as of the date referenced in Section 1 hereof.

COUNTRYWIDE FINANCIAL CORPORATION

ATTEST:

	By:	/s/ Leora Goren

Secretary
Title: Senior Managing Director, Chief Human
Resources Officer

CONSULTANT:

/s/ Thomas Keith McLaughlin

Thomas Keith McLaughlin, in his individual capacity